POWER OF ATTORNEY

  The undersigned does hereby appoint Deborah E. Bielicke, Stephen L. Stieneker and David C. Tucker, and each of them, acting singly, with full power of substitution, as the true and lawful attorney of the undersigned, to sign on behalf of the undersigned in respect of the ownership of equity securities held by the undersigned, Janus Capital Corporation, Janus Investment Fund and Janus Aspen Series, directly and beneficially, and to be reported pursuant to Sections 13(d), 13(f), and 13(g) of the Securities and Exchange Act of 1934, as amended, and to execute joint filing agreements with respect to such filings

  IN WITNESS WHEREOF, this Power of Attorney, has been executed as of the 8th day of August, 1995.


                                /s/    Thomas H. Bailey
                                Thomas H. Bailey